Exhibit 99.1

3555 Veterans Memorial Hwy, Suite C

Ronkonkoma, NY 11779

(631) 981-9700 - www.lakeland.com

Lakeland Industries Announces CFO Succession Plan

Appoints Company Veteran Teri Hunt as Acting CFO

RONKONKOMA, NY – July 23, 2015 -- Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced that Gary Pokrassa has retired as Chief Financial Officer. Teri W. Hunt, a 10 year veteran of Lakeland and most recently serving as Vice President of Finance based in the Company’s Decatur, Alabama offices, has been named as Acting Chief Financial Officer, effective July 17, 2015, to succeed Mr. Pokrassa. In order to facilitate a smooth succession, Mr. Pokrassa has agreed to continue with the Company in a consulting capacity for a period of one year.

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, commented, “We are pleased that our CFO succession plan is being implemented following the successful turnaround of the Company which is now nearly complete following the announcement last month of our definitive agreement to exit from Brazil. Gary has been a dedicated member of our management team throughout this entire process, which at times was very stressful and challenging, particularly during the last year as we dealt with our Brazil operations, significantly reduced debt and recapitalized through a capital raise and modified bank loan facilities. We are grateful for Gary’s contributions to the Company for over a decade, and for his commitment to assist us as we transition CFO responsibilities to Teri Hunt. We wish Gary the best as he moves forward toward retirement.

“Teri has been a senior member of Lakeland’s management team for many years and also played an integral role in our turnaround. I am pleased that the Company’s Board of Directors and our management team have promoted from within and appointed a very deserving executive in Teri. Throughout the entire turnaround process we focused on enhancing our management team so that we’d be well positioned to pursue profitable growth at every level and market we serve. Teri’s appointment demonstrates the strength and depth of our collective management team.”

Ms. Hunt, 53, has served in increasingly important financial and operational positions with Lakeland since joining the company in 2005. She has served as the Company’s Vice President of Finance since November 2010, before which time she served as its Corporate Controller from May 2007 to November 2010.  As VP of Finance, she managed the accounting department, the IT department and human resource functions, and played a pivotal role in finance and reporting, including internal controls and computer system processes, for the Company’s 21 business units spanning 12 countries. Earlier, she was responsible for accounting functions and special projects as the Company began its international expansion. Prior to Lakeland, Ms. Hunt served in accounting, audit and administrative capacities including the position of Corporate Controller for Wellstone Mills (formerly TNS Mills), a $400 million textile company, from 1988-2005.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.